Exhibit 10.34

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, effective as of April 16, 2007, by and between UNITED ENERGY CORPORATION, a Nevada corporation (the "Company"), located at 600 Meadowlands Parkway, Secaucus, NJ 07094, and RONALD WILEN (the "Executive"), residing at 287 Columbia Terrace, Paramus, NJ 07652.

WITNESSETH:

WHEREAS, the Company manufactures, refines, markets and sells various chemical additives and other products to the oil and petroleum industry and conducts related research and development activities at its offices, plant and laboratories in Secaucus, New Jersey;

WHEREAS, the Executive is the founder of the Company and, since 1995, served for many years as its Chief Executive Officer and as Chairman of its Board of Directors, and continues to serve as Chairman;

WHEREAS, the Executive is also a shareholder in the Company; and

WHEREAS, the parties now wish to continue their employment relationship on the terms and conditions hereinafter described, and,

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. EMPLOYMENT: The Company hereby agrees to employ the Executive and the Executive hereby agrees to accept such employment as Board Chairman, Secretary & Executive V.P. of R&D upon the terms and conditions herein set forth.

2. TERM: The term of this Agreement shall commence on April 16, 2007 and shall terminate on the fifth anniversary of the date set forth above (the "Initial Term"). Unless otherwise terminated pursuant to the provisions hereof, this Agreement shall be renewed for another five-year term (the "Renewal Term") subsequent to the Initial Term, unless either party provides prior written notice of termination before the respective time specified herein for such termination. The Initial Term and any extension(s) thereof are hereinafter referred to as the "Employment Period."

3. DUTIES: The Executive is employed as Board Chairman, Secretary & Executive V.P. of R&D of the Company, and, as an employee of the Company, agrees to devote his attentions and best efforts on a full-time basis during regular working hours to provide the services and perform all duties and responsibilities which may be granted to or required of the Executive by the Board of Directors, and such duties and responsibilities as are consistent with and generally of the nature of services customarily performed by a Board Chairman, Secretary & Executive V.P. of R&D. During the term of this Agreement, the Executive shall also serve as Chairman of the Company's Board of Directors. The Company shall at all times obtain and maintain a policy of Directors and Officers Liability insurance. The Executive shall not be required or forced by the Company to relocate without his consent, which he may withhold in his sole and absolute discretion.

4. COMPENSATION/BENEFITS: In consideration of his services hereunder, the Executive shall be entitled to the following compensation and benefits:

A. The Company agrees to pay the Executive, as compensation for his services, the salary and benefits contained herein or otherwise set forth in the Compensation Schedule annexed hereto, as well as any additional or other compensation as may from time to time be deemed appropriate and determined by the Company's Board of Directors. Salary shall be subject to all applicable withholding for tax or other purposes as required by applicable state and federal law.

B. Notwithstanding anything contained herein or in the annexed Compensation Schedule, during the period of his employment, the Executive shall be eligible for and receive health, disability and life insurance benefits, participation in a 401(k) plan, and such other benefits so long as such benefits are generally made available to all full time employees of the Company.

C. During the period of his employment, the Executive shall be reimbursed for the reasonable and necessary expenses incurred by him in connection with his employment efforts and duties subject to reasonable policy standards set by and with the approval of the Company's Board of Directors.

5. TERMINATION:

A. For Cause. This Agreement may be terminated by the Company, acting through the Company's Board of Directors, at any time upon the occurrence of one or more of the following events:

(1) The Executive has engaged in fraud, dishonesty, misappropriation of Company assets, self dealing, insubordination, harassment, or gross misconduct in the rendering of services on behalf of Company; or

(2) The Executive is convicted of (i) any crime constituting a felony in the jurisdiction in which committed, or (ii) any criminal act against the Company involving dishonesty or willful misconduct intended to injure or which injures the Company (whether or not a felony); or

(3) The Executive has failed or refused to faithfully or diligently perform the usual and customary duties of his employment or has otherwise committed a material breach of this Agreement, and the Executive has failed diligently to undertake to cure such breach within a reasonable period of time after written notice of such breach.

In the event of such termination, the Executive shall be entitled to receive only compensation for services performed prior to the effective date of such termination, and shall also be entitled to any other benefits under this Agreement other than salary to which Executive shall be entitled, through and including the last day of his employment under the terms of and in accordance with any plan or program referred to in this Agreement.

B. Death and Disability. This Agreement may be terminated by the Company acting through the Company's Board of Directors at any time with written notice upon the death or upon the date the Executive is deemed to be disabled, as hereinafter described. As used herein, the “disability” of the Executive shall mean his physical or mental inability or incapacity substantially to perform the duties of his office for a period of three (3) consecutive months or for any 120 days during any six (6) month period, such disability to be effective as of the end of such period. If an issue arises as to determination of disability, each party shall be entitled at his or its expense to rely on a medical opinion of a qualified physician, and in the event of disagreement, the two physicians shall in turn agree to rely on the opinion of a third physician mutually selected by such physicians, the expense for whom shall be shared by the parties.

In the event of termination of employment for any reason specified in Section 5B hereof, the Company shall no longer be obligated to make any salary payments of any kind whatsoever to Executive or to Executive’s estate. However, any salary payments earned but not yet paid to the termination date, as well as any bonus accrued but not yet paid, shall be made by the Company to Executive or Executive’s estate, as may be applicable. Upon and after termination of employment for whatever reason specified in Section 5B hereof, Executive shall be entitled to such benefits, other than salary, to which Executive shall be entitled to, through and including the last day of his employment under the terms of any plan or program referred to in this Agreement.

C. Good Reason; Without Cause. Good Reason shall mean the termination of Executive without his express written consent, upon the occurrence of the following events: any (i) assignment to the Executive of any duties inconsistent in any material respect with Executive’s position, duties, responsibilities or status with the Company, (ii) reduction by the Company of Executive’s salary during the Employment Period, (iii) relocation of Executive’s work location by more than 25 miles from the Company’s current location during the Employment period, or (iv) material breach by the Company of this Agreement.

If the Executive’s employment is terminated without Cause by the Company or for Good Reason by the Executive, the Company shall pay to the Executive a severance benefit as set forth on the attached Schedule of Compensation and any bonus awarded to the Executive in a prior year but unpaid as of the termination date. In addition, the Company shall pay to Executive a sum equal to the cost the Company would have incurred in providing Executive with health and disability insurance coverage for a period of eighteen (18) months from the date of such termination as if the Executive had remained employed for such period, such health and disability insurance coverage to be comparable to that provided immediately prior to the date of his termination.

D. Retirement. Executive shall also have the right to retire from employment during the Employment Period by written notice to the Company at least 180 days prior to the effective date of his resignation, all rights hereunder being preserved. Executive shall be entitled to receive his salary earned but not yet paid up to the date of his retirement.

E. Return of Company Property. Upon termination of or resignation from employment, Executive shall return to the Company all Company property in his possession.

6. NON-DISCLOSURE OF INFORMATION: The Executive recognizes and acknowledges that customer lists and other information relating to Company’s customers and the procedures followed by the Company are valuable, special and are unique assets of the Company. The Executive will not, during or after the term of employment, directly or indirectly, disclose any information pertaining to the business operation or customers of the Company to third parties without the express written consent of the Company. Unless Executive shall first secure Company’s written consent, Executive shall not disclose or use at any time either during or subsequent to said employment, any products or secret or confidential information of Company of which Executive becomes informed during said employment, whether or not developed by Executive, except as required in Executive’s duties to Company.

7. AGREEMENT NOT TO COMPETE:

Provided the Company is not in default of this Agreement, during the Employment Period, and for a period of two (2) years thereafter, the Executive shall not, directly or indirectly, enter into any relationship, whether as an employee, agent, independent contractor, owner, or otherwise, with, or in any manner take part in, any business, profession, or other endeavor which competes with the Company in the sale of products or services sold by the Company or such other products or services as the Company may add to its business during the Term, or induce or attempt to induce any customer or client of the Company to limit its purchases of the Company's products or services. This paragraph shall not prohibit mere ownership of two (2) percent or less of the stock of any publicly traded company. In addition to the foregoing, the Executive covenants not to solicit or otherwise induce any person who was an employee of the Company within six (6) months of the termination of this Agreement to leave the employ of the Company.

8. NON-DISCLOSURE:

A. During the Employment Period and at all times thereafter, the Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of himself, any person, firm, association, or company other than the Company any information regarding the business methods or operations, business policies, procedures, technical knowledge or data, plans, designs, trade secrets, or other knowledge or processes of or developed by the Company or any names, addresses or other information relating to any customer or client of the Company, or any other confidential information relating to or dealing with the Company's business operations or activities or intellectual property. The foregoing shall not apply to information publicly known or within the public domain, or information disclosed to the Executive by a third party not under any legal restriction against disclosure, or as may be required to be disclosed by legal process.

B. The Executive agrees, upon termination of this Agreement, promptly to surrender to the Company all originals and copies of any technical information and data, memoranda, customer lists, business manuals, pricing information, software or computer systems, programs, samples, or any other documents and material received by the Executive from the Company and in the possession, custody or control of the Executive. The Executive shall not retain or deliver to any other entity or person any of the foregoing or any summary or memorandum thereof.

C. The Executive acknowledges and agrees that, in light of the Company's need to compete effectively with other companies in the sale of products, the duration and scope of the restrictions contained in this paragraph are reasonable and necessary to protect the Company's legitimate interests and that any violation thereof would result in irreparable injuries to the Company. The Executive acknowledges that in the event of the violation of any of these restrictions, the Company shall be entitled to obtain preliminary and injunctive relief as well as damages and equitable accounting of all earnings, profits, and other benefits arising from such violation which rights shall be cumulative and in addition to any other rights to which the Company may be entitled.

9. WAIVER OF BREACH: The waiver by either party to this Agreement of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10. JURISDICTION: This Agreement shall be governed by and interpreted in accordance with New Jersey law. The parties agree that any action arising out of the employment of the Executive, or concerning the interpretation or enforcement of this Agreement shall be brought exclusively in the Superior Court, Bergen County, New Jersey.

11. NOTICE: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by: (i) certified mail, return receipt requested, or (ii) overnight delivery by a nationally recognized overnight delivery service, to the address set forth above in the case of the Executive or to its principal offices in the case of the Company.

12. MISCELLANEOUS: This Agreement is a personal contract and the rights and interests of the Executive and the Company shall not be assigned or transferred. This Agreement reflects the entire understanding and agreement between the parties with respect to the subject matter contained herein. It may not be changed orally, but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes any prior employment agreement between the parties, if any. Headings and subheadings used herein are for reference purposes only and shall not affect construction or interpretation of this Agreement. The parties hereby waive the right to trial by jury in any action or proceeding based on or related to the subject matter of this Agreement. The Executive makes this waiver knowingly and voluntarily and further acknowledges that he has had the opportunity to consult with his own legal counsel concerning this Agreement and this waiver.

13. SEVERABILITY: The invalidity of all or any part of any section or subsection of this Agreement or any other agreements incorporated by reference herein shall not render invalid the remainder of this Agreement or the remainder of such section or subsection. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, the parties hereto have set forth their hand and seal the day and year first above written.

ATTEST:	UNITED ENERGY CORPORATION

/s/ Ronald Wilen	By:	/s/ Brian King
Ronald Wilen, Secretary		Brian King

/s/ Ronald Wilen
Ronald Wilen

SCHEDULE OF COMPENSATION

I. Annual Base Salary

$200,000 per year. Executive’s salary will increase by 2-1/2% on each anniversary date of Executive’s employment during the Employment Period.

II. Bonus

Executive shall be entitled to an annual bonus determined solely at the discretion of the Board of Directors.

III. Benefits

Corporate Expense Account: Executive shall be entitled to be reimbursed for business expenses reasonably incurred in connection with Executive’s services to the Company during the Employment Period upon a basis consistent with published policies of the Company and subject to providing the Company with appropriate documentation regarding said expense.

Auto: The Company to supply and pay for, either by purchase or through lease, a motor vehicle of Executive’s choice having a value of not more than $40,000, for use by Executive during the Employment Period. If such vehicle is leased, the Company will continue to make all lease payments for the duration of the lease. The Company will reimburse Executive for the cost of all insurance payments, fuel costs, tolls and parking expenses incurred in connection with the business use of such vehicle by Executive during the Employment Period.

Health Insurance: All health insurance coverage premiums will be paid by the Company during the Employment Period.

Disability Insurance: If the Executive becomes disabled, the Company will continue to pay all insurance coverage premiums which may become payable under any policies of disability insurance provided for him by the Company. "Disability" shall be as defined in the applicable disability insurance policy held by the Company concerning the Executive, and if not defined in such policy, "disability" shall mean the inability of the Executive to materially perform his duties for a period of three (3) consecutive months or for 120 days during any six month consecutive period.

Vacation and Sick Leave: Executive shall be entitled to ten weeks of vacation per year (inclusive of any personal or sick leave days). Any vacation time not taken during a calendar year may not be carried over and used in a subsequent year. The company will pay executive for vacation time not used.

Severance Benefit: If the Agreement is terminated by the Executive for Good Reason or by the Company without Cause pursuant to Section 5C, the Executive, or his Estate, as the case may be, will be entitled to receive a severance payment as provided in Section 5C from the Company of an amount equal to the Executive’s then current salary payable to him under Section 4, for the lesser of (a) twelve (12) months from the date of such termination or (b) the remainder of the Employment Period, payable by the Company, at its option, either as a lump sum or in monthly installments over a two (2) year period commencing six months from the date of the termination of this Agreement pursuant to Section 5C.

Stock Options and Warrants: The Executive shall be entitled for each year of employment 50,000 stock options/warrants and shall be valid for five (5) years.